Exhibit 4.7

DEED OF ADHERENCE

THIS DEED OF ADHERENCE (this “Deed”) is made the 20th day of December, 2013 by and among:

(1)                   SINA Hong Kong Limited, a private company limited by shares organized under the laws of Hong Kong (“SINA”);

(2)                   Jupai Investment Group (Cayman), an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”);

(3)                   Jupai Hong Kong Investment Limited, a private company limited by shares organized under the laws of Hong Kong (the “HK Company”);

(4)                   Shanghai Juxiang Investment Management Consulting Co., Ltd. (), a limited liability company organized under the laws of the PRC (the “WFOE”);

(5)                   Shanghai Jupai Investment Consulting Co., Ltd. (), a limited liability company organized under the laws of the PRC (the “Domestic Enterprise”),

(6)                   Jupai Holding Inc., a limited liability company organized under the laws of the British Virgin Islands (the “Selling Shareholder”);

(7)                   Hu Tianxiang (), PRC ID No.: ####;

(8)                   Li Keliang (), PRC ID No.: #### (Hu Tianxiang and Li Keliang are collectively the “Founders”);

(9)                   Jupai Capital Inc., a limited liability company organized under the laws of the British Virgin Islands; and

(10) E-House (China) Real Estate Asset Management Ltd., an exempted limited liability company organized under the laws of the Cayman Islands (the “Investor”).

RECITALS

A.                 On November 12th, 2013, the Company, the Selling Shareholder, the Investor and certain other parties entered into a Series B Preferred Share Purchase Agreement (the “Agreement”).

B.                 In accordance with Section 2.3(ii) of the Agreement, SINA was designated by the Investor to be the Third Party Transferee to purchase the Additional Purchased Ordinary Shares.

C. The Selling Shareholder and other Parties to the Agreement agree and acknowledge the designation of SINA by the Investor to be the Third Party Transferee to purchase the Additional Purchased Ordinary Shares.

THIS DEED WITNESSES as follows:

1.                   Interpretation. Capitalized terms not otherwise defined in this Deed shall have the meanings given to them in the Agreement.

2.                   Accession to the Agreement; Acknowledgement.

(a)                   SINA hereby ratifies and accedes to the terms of, agrees to be bound by, and assumes all rights and obligations under the terms and conditions of, the Agreement, as if SINA had been an original party to the Agreement in the capacity as the “Third Party Transferee,” a “Purchaser”, and a “Party,” as such terms are defined therein. The other Parties to the Agreement shall be entitled to enforce the Agreement against SINA.

(b)                   The Company, the Selling Shareholder, the HK Company, the WFOE, the Domestic Enterprise, the Founders and Jupai Capital Inc. hereby agree, accept and acknowledge (i) Investor’s designation of SINA as the Third Party Transferee pursuant to Section 2.3(ii) of the Agreement; and (ii) SINA’s accession to the Agreement in the capacity as the “Third Party Transferee,” a “Purchaser”, and a “Party,” as such terms are defined therein. SINA shall be entitled to enforce the Agreement against the other Parties to the Agreement.

3.                   Purchase of Additional Purchased Ordinary Shares. In accordance with the Agreement, SINA agrees to purchase from the Selling Shareholder and the Selling Shareholder agrees to sell to SINA, on the Closing Date, the Additional Purchased Ordinary Shares, for Additional Ordinary Purchase Price.

3.                   Representation and Warranty. SINA hereby represents and warrants, to the Company and the Selling Shareholder, same as each of the statements contained in Section 5 of the Agreement, and that each of such statements is true and complete as of the date hereof with reference to the facts and circumstances existing as of the date hereof.

4.                   Notice. All notices, claims, certificates, requests, demands, and other communications under the Agreement shall be delivered to SINA at the address given at its execution page below.

5.                   Incorporation. This Deed shall hereafter be read and construed in conjunction and as one document with the Agreement and references (i) in the Agreement to “the Agreement” or “this Agreement”, or (ii) in other Transaction Agreements to “the Series B Share Purchase Agreement”, and references in all other instruments and documents executed thereunder or pursuant to such document, shall for all purposes refer to the Agreement incorporating and as supplemented by this Deed.

6.                   Governing Law and Dispute Resolution. This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong. In relation to any legal action or proceedings arising out of or in connection with this Deed, the Parties hereby irrevocably submits to arbitration in accordance with Section 11.12(b) of the Agreement.

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IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed by the Parties on the date set forth above.

For and On Behalf of

SINA Hong Kong Limited

By:	/s/ Charles Cao
Name: Charles Cao
Title: CEO

Address for notice:

Attn:

Tel:

Fax:

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed by the Parties on the date set forth above.

COMPANY:

Jupai Investment Group (Cayman)

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title:

HK COMPANY:

Jupai Hong Kong Investment Limited

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title:

WFOE:

Shanghai Juxiang Investment Management Consulting Co., Itd.

(Seal)

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title:

DOMESTIC ENTERPRISE:

Shanghai Jupai Investment Consulting Co., Ltd.

(Seal)

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title:

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed by the Parties on the date set forth above.

SELLING SHAREHOLDER:

Jupai Holding Inc.

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title:

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed by the Parties on the date set forth above.

FOUNDERS:

/s/ HU TIANXIANG
HU TIANXIANG

/s/ LI KELIANG
LI KELIANG

Jupai Capital Inc.

By:	/s/ LI KELIANG
Name: LI KELIANG
Title:

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed by the Parties on the date set forth above.

INVESTOR:

E-House (China) Real Estate Asset Management Ltd.

By:	/s/ Wu Qiming
Name: Wu Qiming
Title: